Exhibit 99.1

Global Payments Announces $125 Million Accelerated Share Repurchase
Increases EPS Outlook for Full-Year Fiscal 2013

ATLANTA, January 17, 2013 -- Global Payments Inc. (NYSE: GPN), a leading, worldwide provider of electronic transaction processing solutions, announced today that it has entered into a accelerated share repurchase (ASR) agreement with Bank of America, N.A. to repurchase an aggregate of $125 million of the company's common stock. The ASR is part of the Board authorized program to repurchase up to $300 million of the company's common stock. Under the agreement, the company will receive approximately two million shares at the inception of the ASR. The total number of shares ultimately repurchased under the agreement will be determined upon final settlement and will be based on the volume-weighted average price of the company's common stock during the repurchase program. The company anticipates that all repurchases under the ASR will be completed no later than May 31, 2013.

As a result of the repurchase program, the company has increased its full-year expectations for fiscal 2013 diluted earnings per share on a cash basis by three cents to a range of $3.64 to $3.71, or growth of 3% to 5% over fiscal 2012. On a constant currency basis, the company expects diluted earnings per share on a cash basis to grow 5% to 7%. Annual fiscal 2013 GAAP diluted earnings per share, excluding the impact of all intrusion remediation costs, are now expected to be in a range of $3.04 to $3.11. There were no changes to the company's full-year annual revenue expectations.

David Mangum, Senior Executive Vice President, Chief Financial Officer, commented, “We are delighted with this accelerated repurchase program which demonstrates our commitment to executing share repurchases while continuing to drive organic growth and acquisitions.”

Investor Day
Global Payments will hold an investor day at the New York Stock Exchange today, January 17, 2013 from 8:30 a.m. to 11:30 a.m. ET. The webcast may be accessed via the investor relations page of the company's website at www.globalpaymentsinc.com by clicking the “Webcast” button.

About Global Payments
Global Payments Inc. (NYSE:GPN) is a leading provider of electronic transaction processing services for merchants, Independent Sales Organizations (ISOs), financial institutions, government agencies and multi-national corporations located throughout the United States, Canada, Europe and the Asia-Pacific region. Global Payments, a Fortune 1000 company, offers a comprehensive line of processing solutions for credit and debit cards, business-to-business purchasing cards, gift cards, electronic check conversion and check guarantee, verification and recovery including electronic check services, as well as terminal management. Visit www.globalpaymentsinc.com for more information about the company and its services.

This announcement and comments made by Global Payments' management during the investor day conference may contain certain forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including revenue and earnings estimates and management's expectations regarding future events and developments, are forward-looking statements and are subject to significant risks and uncertainties. Important factors that may cause actual events or results to differ materially from those anticipated by such forward-looking statements include the following: our ability to effectively complete our share repurchase program such that we can achieve our adjusted expectations for earnings per share; and other risks detailed in the company's SEC filings, including the most recently filed Form 10-K, as applicable. The company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Investor contact: investor.relations@globalpay.com        Media contact:    media.relations@globalpay.com
Jane Elliott        Kay Sharpton                Amy Corn
770-829-8234         770-829-8870                770-829-8755

SCHEDULE 1
OUTLOOK SUMMARY
GLOBAL PAYMENTS INC. AND SUBSIDIARIES

(In millions, except per share data)
	Fiscal 2012 Actual	Fiscal 2013 Outlook	% Change FY12

Revenue Outlook
Constant currency[1]	$2,204	$2,385 to $2,425	8% to 10%
Foreign currency impact[2]	NA	$(25)
Total Revenues	$2,204	$2,360 to $2,400	7% to 9%

EPS Outlook
Constant currency[1]	$3.53	$3.72 to $3.79	5% to 7%
Foreign currency impact[2]	NA	$(0.08)
Cash EPS	$3.53	$3.64 to $3.71	3% to 5%
Acquisition-related intangibles and non-recurring items [3]	(0.48)	$(0.60)	25%
Processing system intrusion	(0.68)	TBD*	NM
GAAP Diluted EPS	$2.37	$3.04 to $3.11	28% to 31%

We supplement our fiscal 2013 outlook of total revenues and earnings per share information determined in accordance with GAAP by reporting revenues and earnings per share on a “constant currency” basis in this earnings release as a measure to help evaluate performance.  We calculated revenues and earnings per share on a constant currency basis by converting our fiscal 2013 expected revenues and expenses at fiscal 2012 exchange rates.  We exclude the impact of exchange rate fluctuations in order to more clearly focus on the factors we believe are pertinent to the daily management of our operations, and our management uses constant currency measures to evaluate the impact of operational business decisions.  Our revenues and earnings per share reported on a constant currency basis should be considered in addition to, and not as a substitute for, revenues and earnings per share determined in accordance with GAAP. Our measures of revenues and earnings per share on a constant currency basis reflect management's judgment of particular items, and may not be comparable to similarly titled measures reported by other companies.
1 Reflects current period and forecasted results on a pro forma basis as if foreign currency rates did not change from the comparable prior year period.
2 Reflects the impact of actual and forecasted changes in foreign currency rates from the comparable prior year period.
3 Fiscal 2013 reflects $0.56 of acquisition-related intangibles and $0.04 of non-recurring items. Acquisition-related intangibles accounted for $0.35 in fiscal 2012 and non-recurring items $0.13.
* Not able to accurately estimate 2013 charges for processing system intrusion, remediation, true-ups, etc. We currently anticipate that such additional costs may be $25 to $35 million in fiscal 2013 which reflects a $31.5 million reduction of the company's original estimate of fraud losses, fines and other charges resulting in total processing system intrusion costs for the six months ended November 30, 2012 of $9.5 million. Insurance proceeds of up to $28 million may possibly occur in fiscal 2014 rather than 2013.
NA=Not Applicable
NM=Not Meaningful